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                                                 Exhibit 5

                                   May 14, 1996



Penn Treaty American Corporation
3440 Lehigh Street
Allentown, Pennsylvania  18103

Gentlemen:

          We have acted as your counsel in connection with the proposed issuance of shares of common stock in connection with the proposed merger (the "Merger") pursuant to which a wholly owned subsidiary of Penn Treaty American Corporation (the
"Company"), will be merged with and into Health Insurance of Vermont, Inc. ("HIVT") and pursuant to which HIVT will become a wholly owned subsidiary of the Company, as more fully described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933 on May 14, 1996.

          In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below.

          Based upon the foregoing, we are of the opinion that the shares of common stock to be issued by you have been duly authorized and, when duly executed, delivered and paid for in accordance with the terms of the Merger, and upon satisfaction of all applicable conditions, will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                   Very truly yours,



                                   Ballard Spahr Andrews & Ingersoll